UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rent-A-Center, Inc. Files Investor Presentation Highlighting Strategic Plan to Drive Growth, Improve

Profitability and Deliver Enhanced Stockholder Value

Company Underscores Strength and Experience of Board of Directors

Urges Stockholders to Protect Their Investment by Voting “FOR” Each of Rent-A-Center’s Highly Qualified

Director Nominees on the WHITE Proxy Card TODAY

PLANO, Texas—(BUSINESS WIRE)— Rent-A-Center, Inc. (NASDAQ/NGS: RCII) (“Rent-A-Center” or the “Company”), the nation’s largest rent-to-own operator, today announced that it has filed an investor presentation with the Securities and Exchange Commission in connection with the Company’s 2017 Annual Meeting of Stockholders to be held on June 8, 2017.

The Rent-A-Center Board unanimously recommends stockholders vote the WHITE proxy card “FOR” the Company’s highly-qualified and experienced director nominees: Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts.

The presentation and other materials regarding the Board’s recommendation for the 2017 Annual Meeting of Stockholders can be found at http://investor.rentacenter.com.

Highlights of the presentation include:

•	Rent-A-Center is Executing on a New Strategic Plan to Restore Long-Term Growth, Drive Improved Profitability and Maximize Value for All Stockholders
o	Key pillars of the plan, which focuses on all aspects of Rent-A-Center’s business, include:
◾	Strengthening the Core U.S. business;
◾	Optimizing and growing the Acceptance Now (“ANow”) business; and
◾	Leveraging technology investments to expand distribution channels and integrate retail and online offerings.
o	The Board and management team are expeditiously executing the strategic plan in order to restore growth and improve profitability for the benefit of all stockholders.
•	The Strategic Plan Offers a Clear Path to Value Creation
o	As further testament to the Board and management team’s confidence in Rent-A-Center’s strategic plan, the Company has set the following objectives:
◾	Revenue growth in the mid-single digits by 2019;
◾	EBITDA margin of 9.5% to 10.5% by 2019;
◾	Free cash flow between $110 million and $130 million by 2019; and
◾	EPS of $2.00 to $2.25 by 2019.
•	Progress on the Turnaround is Already Evident in Recent Quarterly Results
o	The Board and management team’s decisive actions are already delivering improvements, as underscored by the Company’s 2017 first quarter results:
◾	Core U.S. same store sales improved sequentially by 140 bps;
◾	ANow same stores sales improved sequentially by 120 bps;
◾	Core U.S. held for rent inventory declined 9.5 percent sequentially;
◾	Consolidated adjusted EBITDA increased by $23.4 million sequentially;
◾	Diluted EPS, excluding special items, improved by $0.27 sequentially; and
◾	Debt was reduced by approximately $72 million.

•	Rent-A-Center’s Nominees Offer a Diverse Mix of Skills and Expertise and are Best Positioned to Oversee Continued Progress at Rent-A-Center
o	The Rent-A-Center Board is currently composed of seven highly-qualified directors, a majority of whom are independent.
◾	All three of Rent-A-Center’s highly-qualified director nominees bring significant relevant experience and offer a diverse mix of skills and expertise critical to overseeing the nation’s leading rent-to-own retailer, particularly while executing an operational turnaround.
•	Engaged Capital, LLC (“Engaged Capital”), an Activist Hedge, is Solely Focused on a Short-Sighted, Self-Serving Sale of the Company at the Expense of Other Rent-A-Center Stockholders
o	Engaged Capital’s nominees lack the necessary skills and relevant experience to shape the Company’s strategy.
o	Engaged Capital has demonstrated no understanding of Rent-A-Center’s business or industry and has offered no operating plan.
o	Engaged Capital’s only proposal is to pursue an opportunistic, self-serving sale process at a time when Rent-A-Center’s shares are trading at multi-year lows and the Company is undergoing a significant operational transformation. Selling the Company today would deprive stockholders of the significant potential value creation achievable under the current strategic plan.

Support the Important Progress Underway at Rent-A-Center: Vote the WHITE Proxy Card Today

The Rent-A-Center Board unanimously urges stockholders to vote the WHITE proxy card today “FOR ALL” of Rent-A-Center’s three director nominees: Mark E. Speese, Leonard H. Roberts and Jeffery M. Jackson. Rent-A-Center stockholders are reminded that their vote is important, no matter how many or how few shares they own and that the latest submitted proxy card will revoke any previously submitted proxy card.

If stockholders have any questions, or need assistance

voting their WHITE proxy card, please contact:

Okapi Partners

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (877) 259-6290

Email: Info@okapipartners.com

About Rent-A-Center, Inc.

A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.”

Forward-Looking Statements

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” “believe,” or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company’s business segments; the Company’s chief executive officer and chief financial officer transitions, including the Company’s ability to effectively operate and execute its strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company’s store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company’s new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company’s supply chain; limitations of, or disruptions in, the Company’s distribution network; rapid inflation or deflation in the prices of the Company’s products; the Company’s ability to execute and the effectiveness of a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company’s available cash flow; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company’s brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company’s information technology and other networks and the Company’s ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

This press release refers to EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash flow (EBITDA less cash taxes, interest, capital expenditures, plus stock-based compensation expense and plus (less) the net decrease (increase) in net working capital), which are non-GAAP financial measures as defined in Item 10(e) of Regulation S-K. Management believes that presentation of these non-GAAP financial measures in this press release are useful to investors in their analysis of the Company’s projected performance in future periods. This non-GAAP financial information should be considered as supplemental in nature and not as a substitute for or superior to the historical financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

Please see the Company’s earnings press releases dated February 13, 2017 and May 1, 2017 for non-GAAP reconciliation of diluted earnings per share excluding special items and consolidated adjusted EBITDA in the applicable quarterly periods which were used to calculate the sequential improvements contained in this press release. The Company has not quantitatively reconciled differences between EBITDA or free cash flow and their corresponding GAAP measures for 2018 and 2019 projections due to the inherent uncertainty regarding variables affecting the comparison of these measures.

Additional Information and Where to Find It

The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at Rent-A-Center’s 2017 Annual Meeting. On April 27, 2017, the Company filed its definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to its 2017 Annual Meeting. The Company’s stockholders are strongly encouraged to read the Proxy Statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information. Additional information regarding the identity of participants, and their direct or indirect interests (by security holdings or otherwise) is set forth in the Proxy Statement. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at the Company’s website at www.rentacenter.com, by contacting the Company’s Investor Relations at 972-801-1100 or by contacting the Company’s proxy solicitor, Okapi Partners LLC, toll free at 1-877-259-6290.

View source version on businesswire.com:

http://www.businesswire.com/news/home/20170518005599/en/

Investors:

Rent-A-Center, Inc.

Maureen Short

Interim Chief Financial Officer

972-801-1899

maureen.short@rentacenter.com

or

Okapi Partners LLC

Bruce H. Goldfarb / Chuck Garske / Teresa Huang

212-297-0720

Media:

Joele Frank, Wilkinson Brimmer Katcher

Kelly Sullivan / James Golden / Aura Reinhard

212-355-4449